Exhibit 21

LIST OF SUBSIDIARIES OF NAVTEQ CORPORATION
 (A DELAWARE CORPORATION)

1	NAVTEQ North America, LLC (a Delaware limited liability company)
2.	NAVTEQ International, LLC (a Delaware limited liability company)
3	NAVTEQ Kabushiki Kaisha (a Japan corporation)
4.	NAVTEQ Canada Inc. (an Ontario corporation)
5.	NAVTEQ B.V. (a Netherlands corporation)
6.	NAVTEQ Austria GmbH (an Austria corporation)
7.	NAVTEQ N.V./S.A. (a Belgium corporation)
8.	NAVTEQ Srl (an Italy corporation)
9.	Geoinformation NAVTEQ - Tecnologias de Navegacao, Unipessoal, Lda. (a Portugal corporation)
10.	Navigation Technologies S.L. (a Spain corporation)
11.	Navigation Technologies Sweden AB (a Sweden corporation)
12.	NAVTEQ Switzerland GmbH (a Switzerland corporation)
13.	Navigation Technologies CIS LLC (a Russia limited liability company)
14.	NT Data CIS LLC (a Russia limited liability company)
15.	NAVTEQ SRO (a Czech Republic corporation)
16.	NAVTEQ Europe B.V. (a Netherlands corporation)
17.	NAVTEQ Solutions Malaysia SDN. BHD. (a Malaysian organization)
18.	NAVTEQ Solutions, S. De R.L. de C.V. (a Mexican organization)
19.	Picture Map International Co., Ltd. (a Korean corporation)
20.	NAV2 Co., Ltd. (a Chinese joint venture company of which NAVTEQ owns 49%)
21.	NAVTEQ do Brasil Tecnologia e Soluções de Navegação Ltda. (a Brazil corporation)
22.	NAVTEQ PTE. LTD. (a Singapore corporation)
23.	NAVTEQ Holdings B.V. (a Netherlands corporation)
24.	NAVTEQ International B.V. (a Netherlands corporation)
25.	The Map Network, Inc. (a Delaware corporation)
26.	NAVTEQ Holdings Delaware, Inc. (a Delaware corporation)